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                                                                      EXHIBIT 99

                        [UNITED BANCORP, INC. LETTERHEAD]

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                                  PRESS RELEASE
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UNITED BANCORP, INC.
201 South 4th at Hickory Street, Martins Ferry, OH  43935

Contact: James W. Everson               Randall M. Greenwood
         Chairman, President and CEO    Senior Vice President, CFO and Treasurer
Phone:   (740) 633-0445 Ext. 120        (740) 633-0445 Ext. 181
         ceo@unitedbancorp.com          cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     1:00 PM      August 27, 2003

   SUBJECT: UNITED BANCORP, INC. DECLARES A REGULAR CASH DIVIDEND PAYMENT OF
       13 CENTS PER SHARE AND ANNOUNCES RENEWAL OF STOCK BUY BACK PROGRAM

MARTINS FERRY, OHIO --- On August 26, 2003, the Board of Directors of United Bancorp, Inc. (UBCP) declared the third quarter dividend payment of 13 cents per share for shareholders of record on September 8, 2003, with a payment date of September 19, 2003. On an annualized basis this represents a projected $0.52 per share to be paid in 2003, a 4% increase compared to $0.50 per share paid in 2002, adjusted for the 5% share dividend distributed on December 20, 2002. Randall M. Greenwood, Senior Vice President and Chief Financial Officer stated this increase reflects the positive 13% increase in UBCP's per share earnings reported for the six months ended June 30, 2003.

James W. Everson, Chairman, President & Chief Executive Officer of UBCP announced the Board of Directors of United Bancorp, Inc. approved a renewal of the company's stock buy back program authorizing management to purchase up to $1,000,000 of UBCP common shares in the open market over the next two years. Everson stated, "The Jobs and Growth Tax Relief Reconciliation Act of 2003 and its tax relief on dividends have significantly altered the tax landscape for dividend paying community banks and their shareholders. This coupled with the current low interest rate environment, should add to the attraction of owning a stock that has positive cash flow and share dividend histories. The current yield on UBCP stock is near 3.7% and this does not take into consideration our history of share dividend payment. This new environment for dividend paying stocks has given investors another reason to hold them in their investment portfolio." Repurchases will be made from time to time on the open market or in privately negotiated transaction pursuant to SEC guidelines and repurchased shares will be added to the company's treasury stock. Since initiating a repurchase program in mid 2000, United Bancorp, Inc has repurchased 188,265 shares.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a multi-bank holding company with total assets of approximately $385 million and total shareholder's equity of approximately $33 million as of June 30, 2003. Affiliates of UBCP include The Citizens Savings Bank and The Community Bank with seventeen banking offices, an Operations Center and a UVEST Investment Services(R) brokerage office located in Ohio serving Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas Counties. The Company trades on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol UBCP, Cusip #90991109.